EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS

WHEREAS, EXCALIBER ENTERPRISES, LTD., a Nevada corporation (the “Company”), proposes shortly to file with the Securities and Exchange Commission, under the provisions of the Securities Exchange Act of 1934 as amended, a Form 8-K announcing the Merger Agreement by and among the Company, Excaliber Merger Subsidiary, Inc., a California corporation and a wholly-owned subsidiary of the Company, and VistaGen Therapeutics, Inc., a California corporation.

WHEREAS, each of the undersigned is a Director of the Company.

NOW, THEREFORE, each of the undersigned hereby constitutes and appoints Shawn K. Singh and A. Franklin Rice and each of them, as true and lawful attorneys-in-fact and agents, and each of them with full power to act without the others, for him or her and in his or her name, place and stead, in any and all capacities, to sign said Form 8-K, and any and all amendments thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand effective as of this 16th day of May, 2011.

Jon S. Saxe Director	Shawn K. Singh Director

Stephanie Y. Jones Director	Matthew L. Jones Director